Exhibit 4.2

DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following information describes our common stock, par value $0.0001 per share, and our warrants to purchase common stock, which are our only securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, as well as certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws. This description is only a summary. For a complete statement of the terms and rights of the common stock and warrants, you should also refer to our amended and restated certificate of incorporation and amended and restated bylaws which are filed with the Securities and Exchange Commission, as well as the General Corporation Law of the State of Delaware (“DGCL”), and in the case of the warrants, our prospectus filed pursuant to Rule 424(b)(2) on a Registration Statement (No. 333-290763) filed with the Securities and Exchange Commission on December 3, 2025 in connection with the warrants.

Capital Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share. Our board of directors may establish the rights, powers and preferences of undesignated preferred stock from time to time. Our board of directors is authorized, without stockholder approval, except as required by the listing standards of the New York Stock Exchange, to issue additional shares of our authorized capital stock.

Common Stock

Voting Rights

The holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Our amended and restated certificate of incorporation prohibits cumulative voting. Pursuant to our amended and restated bylaws, the election of directors shall be decided by a plurality vote of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. With respect to matters other than the election of directors, if a quorum is present, the affirmative vote of a majority of the shares represented and voting at a duly held meeting (which shares voting affirmatively also constitute at least a majority of the required quorum) shall be the act of the stockholders, unless the vote of a greater number or a vote by classes is required by law, by our amended and restated certificate of incorporation or by our amended and restated bylaws. The holders of a majority of the shares issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. Our amended and restated certificate of incorporation prohibits stockholders from taking action by written consent in lieu of a meeting.

Dividend Rights

We have never declared or paid any cash dividends on our common stock. We currently intend to retain any earnings for future growth and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our results of operations, financial conditions, contractual and legal restrictions and other factors the board deems relevant.

Preemption, Conversion, and Redemption Rights

Holders of our common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption provisions applicable to the common stock. The outstanding shares of common stock are fully paid and non-assessable. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of our outstanding preferred stock and of any series of preferred stock that we may designate and/or issue in the future.

Warrants

On October 7, 2025, the Company issued 6,884,341 warrants to purchase common stock (“Warrants”) as a distribution to holders of record of shares of common stock on October 2, 2025 (the “Record Date”).

Warrant Exercise Rate

Each Warrant represents the right to purchase from the Company one share of common stock (the “Warrant Exercise Rate”) for cash at an initial exercise price of $15.50 (the “Exercise Price”) per Warrant, payable in U.S. dollars.

The Warrant Exercise Rate is subject to certain adjustments described in the “Anti-Dilution Adjustments” section below.

Expiration

Unless the Early Expiration Price Condition is met as described below, the Warrants will expire and cease to be exercisable at 5:00 p.m. New York City time on October 7, 2026 (the “Expiration Date”). The Expiration Date is subject to automatic acceleration upon satisfaction of the Early Expiration Price Condition (as defined below).

Upon the occurrence of the first 30 consecutive Trading Day period that includes 20 Qualifying Trading Days (whether or not consecutive) the first of which 20 Qualifying Trading Days (as defined below) must fall on or after the first Trading Day immediately following the issue date (the “Early Expiration Price Condition” and the last of such 20 Qualifying Trading Days to occur, the “Early Expiration Price Condition Date”), the Expiration Date will automatically accelerate to the date (the “Early Expiration Date”) that is the business day immediately following the Early Expiration Price Condition Date, unless an Alternate Expiration Date is set as provided below. A “Qualifying Trading Day” means any Trading Day on which the daily VWAP (as defined in the Warrant Agreement) of a share of common stock is at least equal to the Early Expiration Trigger Price in effect on the last day of the Reference Period, or the first 30 consecutive trading day.

If the Early Expiration Price Condition occurs, the Company will make a public announcement to that effect by issuance of a press release (the “Early Expiration Price Condition Notice”) as promptly as practicable after market close on the Early Expiration Price Condition Date setting forth the Early Expiration Date or an Alternate Expiration Date as set forth below.

The Company may, in its sole discretion, elect to set the Early Expiration Date on a date falling after the business day immediately following the Early Expiration Price Condition Date (such date, an “Alternate Expiration Date”). In order to exercise the right to set an Alternate Expiration Date, the Company shall, no later than the fifth Qualifying Trading Day (whether or not consecutive) occurring in any 20 consecutive Trading Day period, make a public announcement by issuance of a press release that the Company is reserving the right to set an Alternate Expiration Date in the event the Early Expiration Price Condition does occur. If the Company sets an Alternate Expiration Date, the expiration of the Warrants on such Alternate Expiration Date shall be conditioned on the daily VWAP of a share of common stock being at least equal to the quotient of the Exercise Price divided by the Warrant Exercise Rate for each of the two Trading Days immediately preceding such Alternate Expiration Date (the “Additional Price Condition”).

As promptly as practicable after market close on the Trading Day immediately preceding the Alternate Expiration Date, the Company will make a public announcement by issuance of a press release as to whether the Additional Price Condition is met. The Company may, in its sole discretion, in any such press release, postpone (on one or more occasions) such Alternate Expiration Date to a new Alternate Expiration Date.

If the Additional Price Condition is not met as to an Alternate Expiration Date specified by the Company, unless the Company sets a new Alternate Expiration Date as set forth in the preceding paragraph (an “Alternate Expiration Date Annulment”), the Expiration Date will remain October 7, 2026 unless another Early Expiration Price Condition Date subsequently occurs. The definition of Early Expiration Price Condition, Early Expiration Price Condition Date and Reference Period are subject to appropriate adjustment as set forth in the Warrant Agreement in the event of an Alternate Expiration Date Annulment.

For the purposes of the foregoing, “VWAP” of the common stock (or other security) on any date of determination means, (i) in the case of the common stock, for any day on which trading in the common stock generally occurs on the New York Stock Exchange(or, if the common stock is not listed on the New York Stock Exchange, the U.S. national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the common stock on such day), the per-share volume-weighted average price based on all trades in the consolidated tape system as displayed on Bloomberg page “BBBY US Equity HP” (setting: “Volume Weighted Average Line”) (or its equivalent successor if such page or setting is not available) in respect of such day and (ii) in the case of any other security, for any day on which trading in such security generally occurs on the New York Stock Exchange(or, if such security is not listed on the New York Stock Exchange, the U.S. national or regional securities exchange or association or over the-counter market that is the primary market for the trading of such security on such day), the per-share volume weighted average price based on all trades in the consolidated tape system as displayed on Bloomberg page “HP” for such security in respect of such day. If such information is not so available for the common stock or such other security, the VWAP on such date shall be the last reported sale price for the common stock or such other security on such day.

A “Trading Day” for the purposes of the foregoing definition means a day on which the common stock (or other security) (i) at the close of regular way trading (not including after-hours or extended market trading) is not suspended from trading on the Exchange or, if the common stock (or such other security, as the case may be) is not listed on the Exchange, any U.S. national or regional securities exchange or association or over-the-counter market that is the primary market for the trading the common stock (or such other security, as the case may be) at the Close of Business, and (ii) has traded at least once regular way on the Exchange or, if the common stock (or such other security, as the case may be) is not listed on the Exchange, such other U.S. national securities exchange or association or over-the-counter market that is the primary market for the trading of the common stock (or such other security, as the case may be); provided that if the common stock (or such other security, as the case may be) is not so listed or traded, “Trading Day” means a Business Day.

A “Qualifying Trading Day” for purposes of the foregoing means any Trading Day on which the VWAP of the common stock on such Trading Day is at least equal to the Early Expiration Trigger Price in effect on the last day of the Reference Period.

The “Early Expiration Trigger Price” is initially equal to $18.60, subject to certain adjustments.

Subject to applicable laws and regulations and the terms of the Warrant Agreement, including the occurrence of the Early Expiration Price Condition or the Additional Price Condition, the Warrants may be exercised only during the period commencing on the date of the effectiveness of the registration statement of which this prospectus is a part until 5:00 p.m. New York City time on the Expiration Date.

Form and Transfer

The Company issued the Warrants in uncertificated, direct registration form. Warrant holders will not be entitled to receive physical certificates. Registration of ownership is maintained by the Warrant Agent.

Exercise

All or any part of the Warrants may be exercised until 5:00 p.m. New York City time on the Expiration Date (as it may be adjusted) by delivering a completed form of election to purchase shares of common stock, which contains certain representations by the holder of the Warrants, and payment of the Exercise Price in cash. Any such delivery that occurs on a day that is not a Business Day or is received after 5:00 p.m., New York City time, on any given Business Day will be deemed received and exercised on the next succeeding Business Day. Record owners of Warrants may exercise Warrants through the process established by the Warrant Agent. Indirect, “street name” holders of Warrants should contact their broker, bank or other intermediary for information on how to exercise Warrants.

Registration and Suspension

The Company has agreed to use commercially reasonable efforts to cause a shelf registration statement (including, at the Company’s election, an existing registration statement), filed pursuant to Rule 415 (or any successor provision) of the Securities Act, covering the issuance of shares of common stock to the Warrant holders upon exercise of the Warrants to remain effective until the earlier of (i) such time as all Warrants have been exercised and (ii) the Expiration Date.

Other

A holder of unexercised Warrants, in his or her capacity as such, is not entitled to any rights of a holder of shares of common stock, including, without limitation, the right to vote or to receive dividends or other distributions.

All expenses related to the registration and approval of the shares of common stock issuable upon exercise of the Warrants will be borne by the Company.

Anti-Dilution Adjustments

The Warrant Exercise Rate shall be subject to adjustment, without duplication, as follows, except that the Company shall not make any such adjustments if each holder has the opportunity to participate, at the same time and upon the same terms as holders of the shares of common stock and solely as a result of holding the Warrants in any of the transactions described below, without having to exercise such holder’s Warrants, as if such holder held a number of shares of common stock equal to the product (rounded down to the nearest whole multiple of a share of common stock) of (i) the Warrant Exercise Rate in effect on the record date for such transaction and (ii) the number of Warrants held by it on such record date.

(a) Stock Dividends, Splits, Subdivisions, Reclassifications and Combinations. If the Company shall (i) exclusively issue shares of common stock to all or substantially all holders of common stock as a dividend or distribution on shares of the common stock, (ii) subdivide or reclassify the issued and outstanding shares of common stock into a greater number of shares, or (iii) combine, consolidate or reclassify the issued and outstanding shares of common stock into a smaller number of shares, then the Warrant Exercise Rate shall be adjusted based on the following formula:

WER1 = WER0	x	OS1
OS0

where:

WER1 =
the Warrant Exercise Rate in effect at the open of business on the Ex-Date for such dividend or distribution, or at the open of business on the effective date of such subdivision, combination, consolidation or reclassification, as applicable;

WER0 =
the Warrant Exercise Rate in effect immediately prior to the open of business on the Ex-Date for such dividend or distribution, or immediately prior to open of business on the effective date of such subdivision, combination, consolidation or reclassification, as applicable;

OS1 =
the number of shares of common stock outstanding immediately after, and solely as a result of giving effect to, such dividend, distribution, subdivision, combination, consolidation or reclassification, as applicable;

OS0 =
the number of shares of common stock outstanding immediately prior to the open of business on the Ex-Date for such dividend or distribution or immediately prior to the open of business on the effective date of such subdivision, combination, consolidation or reclassification, as applicable (before giving effect to any such dividend, distribution, or subdivision, consolidation, combination or reclassification, as applicable).

Any adjustment made under this provision shall become effective at the open of business on such Ex-Date for such dividend or distribution, or at the open of business on the effective date for such subdivision, consolidation, combination or reclassification, as applicable. If an adjustment to the Warrant Exercise Rate is made in respect of any dividend, distribution, subdivision, consolidation, combination or reclassification of the type described in this provision but such dividend, distribution, subdivision, consolidation, combination or reclassification is not so paid or made, the Warrant Exercise Rate shall be readjusted, effective as of the date the Board of Directors determines not to pay or make such dividend, distribution, subdivision, consolidation, combination or reclassification, to the Warrant Exercise Rate that would then be in effect at such time had no such adjustment been made.

(b) Rights Issues. If the Company issues to all or substantially all holders of the common stock any rights, options or warrants entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of the common stock at a price per share that is less than the arithmetic average of the Last Reported Sale Prices of the common stock on each Trading Day comprised in the period of 10 consecutive Trading Days immediately preceding the date of announcement of such issuance, the Warrant Exercise Rate shall be increased based on the following formula:

WER1 = WER0	x	OS0 + X
OS0 + Y

where

WER1 =	the Warrant Exercise Rate in effect at the open of business on the Ex-Date for such issuance;

WER0 =	the Warrant Exercise Rate in effect immediately prior to the open of business on the Ex-Date for such issuance;

OS0 =	the number of shares of common stock outstanding immediately prior to the open of business on the Ex-Date for such issuance;

X =	the total number of shares of common stock issuable pursuant to such rights, options or warrants; and

Y =
the number of shares of common stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the arithmetic average of the Last Reported Sale Prices of the common stock on each Trading Day comprised in the period of 10 consecutive Trading Days immediately preceding the date of announcement of the issuance of such rights, options or warrants.

Any adjustment to the Warrant Exercise Rate made under this provision shall be made whenever any such rights, options or warrants are issued and shall become effective at the open of business on the Ex-Date for such issuance. To the extent that shares of the common stock are not delivered after the expiration of such rights, options or warrants, the Warrant Exercise Rate shall be decreased to the Warrant Exercise Rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of common stock actually delivered. If an adjustment to the Warrant Exercise Rate is made in respect of any such issuance of rights, options or warrants but such rights, options or warrants are not so issued, the Warrant Exercise Rate shall be readjusted, effective as of the date the Board of Directors determines not to issue such rights, options or warrants, to the Warrant Exercise Rate that would then be in effect at such time had no such adjustment been made.

For purposes of this provision, in determining whether any rights, options or warrants entitle the holders of the common stock to subscribe for or purchase shares of the common stock at less than such arithmetic average of the Last Reported Sale Prices of the common stock on each Trading Day comprised in the period of 10 consecutive Trading Days immediately preceding the date of announcement for such issuance, and in determining the aggregate offering price of such shares of common stock, there shall be taken into account any consideration received by the Company for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Board of Directors

(c) Other Distributions and Spin-Offs.

(i) Distributions Other than Spin-Offs. If the Company makes a distribution to all or substantially all holders of its common stock, of its capital stock, evidences of indebtedness, other assets or property of the Company, or rights, options or warrants to acquire its capital stock or other securities, excluding:
(1) any dividends, distributions or issuances described in the provisions above;
(2) any dividends or distributions paid exclusively in cash described in the provisions below;
(3) any dividends or distributions in connection with a business combination, reclassification, change, consolidation, merger, conveyance, transfer, sale, lease or other disposition resulting in the change in the securities or property receivable upon the exercise of a warrant;

(4) any rights issued pursuant to a shareholders’ rights plan adopted by the Company, other than as described in clause (e) below; and
(5) any Spin-Offs described below, then the Warrant Exercise Rate shall be increased based on the following formula:

WER1 = WER0	x	SP0
SP0 – FMV

where

WER1 =	the Warrant Exercise Rate in effect at the open of business on the Ex-Date for such distribution;

WER0 =	the Warrant Exercise Rate in effect immediately prior to the open of business on the Ex-Date for such distribution;

SP0 =
the arithmetic average of the Last Reported Sale Prices of the common stock on each Trading Day comprised in the period of 10 consecutive Trading Days immediately preceding the Ex-Date for such distribution; and

FMV =
the Fair Market Value, as of the open of business on the Ex-Date for such distribution, of the shares of capital stock, evidences of indebtedness, assets or property of the Company, cash, rights or warrants distributed with respect to each outstanding share of common stock.

Any adjustment to the Warrant Exercise Rate under this provision shall become effective at the open of business on the Ex-Date for such distribution.

(ii) Spin-Offs. With respect to an adjustment pursuant to this provision where there has been a payment of a dividend or other distribution by the Company to all or substantially all holders of its common stock in shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit of the Company that will be, upon distribution, listed or quoted on a U.S. national or regional securities exchange (a “Spin-Off”), then the Warrant Exercise Rate shall be increased based on the following formula:

WER1 = WER0	x	FMV + SP0
SP0

where

WER1 =	the Warrant Exercise Rate in effect at the open of business on the Ex-Date of the Spin-Off;

WER0 =	the Warrant Exercise Rate in effect immediately prior to the open of business on the Ex-Date of the Spin-Off;

FMV =
the arithmetic average of the Last Reported Sale Prices of the capital stock or similar equity interest distributed to holders of the common stock (determined by reference to the definition of Last Reported Sale Price as if references therein to common stock were to such capital stock or similar equity interest) applicable to one share of common stock on each day which is a Trading Day for both the common stock and the capital stock or similar equity interest so distributed (each, a “Valuation Trading Day”) comprised in the period of 10 consecutive Valuation Trading Days commencing on the Ex-Date for such Spin-Off (or, if such Ex-Date is not a Valuation Trading Day, commencing on the immediately following Valuation Trading Day) (such period, the “Valuation Period”); and

SP0 =	the arithmetic average of the Last Reported Sale Prices of the common stock on each Trading Day comprised in the Valuation Period.

Any adjustment to the Warrant Exercise Rate under this provision shall be made immediately after the close of business on the last day of the Valuation Period, but shall become effective at the open of business on the Ex-Date for the Spin-Off.

If an adjustment to the Warrant Exercise Rate is made in respect of any distribution of the type described in this provision but such distribution is not so made, the Warrant Exercise Rate shall be readjusted, effective as of the date the of Directors determines not to make such distribution, to the Warrant Exercise Rate that would then be in effect at such time had no such adjustment been made.

(d) Cash Dividends or Distributions. If any cash dividend or distribution is paid to all or substantially all holders of common stock, then the Warrant Exercise Rate shall be increased based on the following formula:

WER1 = WER0	x	SP0
SP0 – C

where

WER1 =	the Warrant Exercise Rate in effect at the open of business on the Ex-Date for such dividend or distribution; and

WER0 =	the Warrant Exercise Rate in effect immediately prior to the open of business on the Ex-Date for such dividend or distribution;

SP0 =	the arithmetic average of the Last Reported Sale Prices of the common stock on each Trading Day comprised in the period of ten consecutive Trading Days immediately preceding the Ex-Date for such dividend or distribution;

C =	the amount in cash per share the Company distributes to holders of the common stock;

Any adjustment to the Warrant Exercise Rate made under this provision shall become effective at the open of business on the Ex-Date for such dividend or distribution. If an adjustment to the Warrant Exercise Rate is made in respect of any dividend or distribution of the type described in this provision but such dividend or distribution is not so paid, the Warrant Exercise Rate shall be readjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution, to the Warrant Exercise Rate that would then be in effect at such time had no such adjustment been made.

(e) Shareholder Rights Plan. If the Company has a shareholder rights plan in effect upon exercise of any Warrant, each share of common stock, if any, issued upon such exercise shall be entitled to receive the appropriate number of rights, if any, and the certificates representing the common stock issued upon such exercise shall bear such legends, if any, in each case as may be provided by the terms of any such shareholder rights plan, as the same may be amended from time to time. However, if, prior to any exercise, the rights have separated from the shares of common stock in accordance with the provisions of the applicable shareholder rights plan so that the holders of Warrants would not be entitled to receive any rights in respect of common stock, if any, issuable upon exercise, the Warrant Exercise Rate shall be adjusted at the time of separation as if the Company had made a distribution to all holders of its common stock, subject to readjustment in the event of the expiration, termination or redemption of such rights.

All adjustments to the Warrant Exercise Rate shall be made by the Calculation Agent to the nearest whole multiple of 0.00001 (with 0.000005 being rounded upwards) share of common stock.

Notwithstanding anything to the contrary in the Warrant Agreement or the Warrants, (i) if the provisions of the Warrant Agreement shall require that an adjustment be made to the Warrant Exercise Rate in respect of any distribution or other relevant event, and the shares of common stock issuable in respect of any exercise are entitled to participate in such distribution or other relevant event, such adjustment shall not be given effect for the purpose of such exercise of Warrants and (ii) if the Exercise Date in respect of any exercise of Warrants falls after the record date for any Spin-Off and on or before the last day of the relevant Valuation Period, delivery of the shares of common stock issuable (or amount of cash payable, as applicable) pursuant to such exercise shall occur as soon as practicable after the last day of such Valuation Period.

Any adjustments described above shall be made successively whenever an event referred to therein shall occur.

Business Combinations and Reorganizations

In the event of a merger, consolidation, amalgamation, statutory share exchange or similar transaction that requires the approval of the Company’s stockholders (a “Business Combination”) or reclassification of common stock, other than a reclassification of common stock referred to in “Anti-dilution Adjustments” above, the right of a Warrant holder to receive common stock upon exercise of a Warrant will be converted into the right to exercise a Warrant to acquire, per each Warrant, the number of shares or other securities or property (including cash) that a number of shares of common stock equal to the Warrant Exercise Rate (in effect at the time of such Business Combination or reclassification) immediately prior to such Business Combination or reclassification would have been entitled to receive upon consummation of such Business Combination or reclassification (the amount of such shares, other securities or property in respect of a share of common stock being herein referred to as a “Unit of Reference Property”). If the Business Combination causes the common stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), then the composition of the Unit of Reference Property into which the Warrants will be exercisable will be deemed to be the weighted average of the types and amounts of consideration actually received by the holders of common stock.

Certain Definitions

“Business Day” means each day that is not a Saturday, Sunday or a day on which banking institutions are allowed by law, regulation or executive order to be closed in the State of New York.

“Last Reported Sale Price” means, with respect to the common stock (or other security), on any given day, the last sale price, regular way, or, in case no such sale takes place on such day, the average of the last bid price and last ask price (or, if more than one in either case, the arithmetic average of the average last bid prices and the average last prices), regular way, of the common stock (or such other security, as the case may be) as reported in composite transactions for the Exchange on such day, without regard to after-hours or extended market trading, provided that if the common stock (or such other security, as the case may be) is not listed on the Exchange on any date of determination, the Last Reported Sale Price of the common stock (or such other security, as the case may be) on such date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the common stock (or such other security, as the case may be) is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the common stock (or such other security, as the case may be) is so listed or quoted, or, if the common stock (or such other security, as the case may be) is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the common stock (or such other security, as the case may be) in the over-the-counter market as reported by OTC Markets Group Inc. or a similar organization, or, if that bid price is not available, the Last Reported Sale Price of the common stock (or such other security, as the case may be) on that date shall mean the Fair Market Value per share of common stock (or such other security, as the case may be) as of such day.

Calculations in respect of the Warrants; Calculation Agent

The Company may appoint a calculation agent (the “Calculation Agent”), which will be responsible for making all calculations and other determinations specified to be made by it under this Warrant Agreement and the Warrants, and any calculations and determinations not so specified will be the responsibility of the Company or an Independent Advisor (as defined in the Warrant Agreement). All calculations and determinations will be made in good faith and, absent manifest error, such calculations and determinations will be final and binding on holders of the Warrants and the Warrant Agent. The Company will provide with reasonable notice a schedule of the calculations and determinations made by the Company, the Calculation Agent or an Independent Advisor, as applicable, to the Warrant Agent. The Warrant Agent is entitled to rely conclusively upon the accuracy of the calculations and determinations made by the Company and the Calculation Agent without independent verification. All calculations are subject to rounding as described in the Warrant Agreement.

Board of Directors

The number of directors is fixed by, or in the manner provided in, our amended and restated certificate of incorporation and amended and restated bylaws. All of our directors elected at an annual meeting of stockholders shall hold office for a term that expires at the next annual meeting of stockholders (or until their respective successors shall have been elected and qualified or until their earlier death, resignation or removal).

Anti-Takeover Effects of Certain Provisions of Delaware Law

Provisions of Delaware law and of our amended and restated certificate of incorporation and amended and restated bylaws could make the acquisition of the company through a tender offer, a proxy contest or other means more difficult and could make the removal of incumbent officers and directors more difficult. These provisions can discourage inadequate takeover bids and encourage persons seeking to acquire control of the company to first negotiate with our board of directors. We believe that the benefits provided by our ability to negotiate with the proponent of an unsolicited proposal would outweigh the disadvantages of discouraging these proposals. We believe the negotiation of an unsolicited proposal could result in terms more favorable to our stockholders.

We are subject to Section 203 of the DGCL, which prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this law may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors. This summary of the provisions of Section 203 of the DGCL does not purport to be complete and is qualified in its entirety by reference to our amended and restated certificate of incorporation, our amended and restated bylaws, and the DGCL.

Anti-Takeover Provisions of the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Certain provisions in our amended and restated certificate of incorporation and amended and restated bylaws summarized below could discourage, delay or prevent a change in control of our company or changes in our management that the stockholders of our company may deem advantageous.

Preferred Stock

Under our amended and restated certificate of incorporation, the board of directors may issue, without further stockholder approval, shares of preferred stock in one or more series and may also set forth the voting powers, full or limited or none, of each such series of preferred stock, which the board could use to implement a stockholder rights plan (also known as a “poison pill”). The board of directors shall fix the designations, preferences and relative, participating, optional or other special rights of each such series of preferred stock and the qualifications, limitations or restrictions of such powers, designations, preferences or rights.

No Action by Written Consent

Under our amended and restated certificate of incorporation and amended and restated bylaws, stockholders of the company may not take action by written consent in lieu of a meeting.

Special Meetings of Stockholders

Under our amended and restated bylaws, special meetings of our stockholders may be called only by the board of directors, the chairman of the board, the chief executive officer, or the president of the company.

Advance Notice Requirements for Stockholders Proposals and Director Nominations

Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals to be brought before a stockholder meeting and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

Board of Directors and Vacancies

The authorized number of directors on the board of directors will be established from time to time by resolution of the board of directors. Vacancies arising through death, resignation, removal, an increase in the number of directors or otherwise may be filled only by a majority of the directors then in office, though less than a quorum, or by a sole remaining director.

Amendment of Our Amended and Restated Bylaws

The board of directors is expressly authorized to make, alter or repeal our amended and restated bylaws. Our amended and restated bylaws provide that stockholders are permitted to amend the amended and restated bylaws only with the approval of the holders of sixty-six and two-thirds percent (66 2/3%) of the voting power of outstanding capital stock entitled to vote at an election of directors.

Forum Selection Clause

Under the amended and restated certificate of incorporation and the amended and restated bylaws, unless the company consents in writing to the selection of an alternative forum, the sole and exclusive forum for making certain types of claims will be a state or federal court located within the State of Delaware. This provision applies to (i) any derivative action or proceeding brought on behalf of the company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the company to the company or its stockholders, (iii) any action asserting a claim against the company or any director or officer or other employee of the company arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation and the amended and restated bylaws, or (iv) any action asserting a claim against the company or any director or officer or other employee of the company governed by the internal affairs doctrine.

Transfer Agent and Registrar

Our transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Listing

Our common stock is listed on the New York Stock Exchange under the trading symbol “BBBY,” and our warrants are listed on the New York Stock Exchange under the trading symbol “BBBY-WS.”